Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TERMINATION OF RISK ALLOCATION, CONSULTING AND SERVICES AGREEMENT

    THIS TERMINATION OF RISK ALLOCATION, CONSULTING AND SERVICES AGREEMENT (this “Termination Agreement”) is entered into on September 16th, 2025 by and between SNODDY MANAGEMENT, INC. (“SMI”) and DMC GLOBAL INC. DBA NOBELCLAD (“DMC”).

WITNESS:

    WHEREAS, SMI and DMC are parties to a Risk Allocation, Consulting and Services Agreement made as of April 1, 2008, as amended, by a First Amendment dated September 24, 2012, a Second Amendment dated March 31, 2018, and a Third Amendment dated July 1, 2022 (collectively, the “Agreement”); and

    WHEREAS, as set forth herein, DMC requested and SMI and DMC have agreed to terminate the Agreement on September 30, 2025 (the “Termination Date”) in exchange for the Payment as defined below.

    NOW, THEREFORE, in consideration of their mutual promises and the payment set forth below, and intending to be legally bound hereby, SMI and DMC agree as follows:

1.Reaffirmation. SMI and DMC reaffirm their respective obligations under the Agreement through the Termination Date.
2.Early Termination. Pursuant to the Agreement, DMC is obligated to pay SMI monthly payments of [***] from October 1, 2025 through March 31, 2027 which, for the elapsed 18-month period between October 1, 2025 and March 31, 2027, equates to a total of [***]. Pursuant to the Agreement, DMC is entitled to terminate the Agreement effective March 31, 2027 instead of March 31, 2028 in exchange for a payment of [***] to SMI (the “Early Termination Payment”).
3.Present Value Payment. In lieu of the [***] that would be payable by DMC to SMI on a monthly basis for the period October 1, 2025 through March 31, 2027 and the Early Termination Payment, SMI and DMC agree that, taking into account the present value of future payments and other factors, on October 1, 2025 (the “Payment Date”), DMC shall pay to SMI the sum of [***] (the “Payment”). The Agreement will terminate on the Termination Date with neither SMI nor DMC having any further obligations under the Agreement; provided however if the Payment is not made to SMI in full on the Payment Date, this Termination Agreement shall be deemed null and void, and the Agreement between the parties shall remain in full force and effect.

4.No Claims. Except for the Payment due hereunder from DMC to SMI, the parties mutually agree that neither presently has claims against the other under the Agreement.
5.Mutual Release. Effective upon the Payment, each party or any of its employees, agents, successors, assigns, legal representatives, affiliates, directors and officers releases and forever discharges the other party and all of its employees, agents, successors, assigns, legal representatives, affiliates, directors and officers from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever which are known or should have been known as of the Termination Date arising out of (or in connection with) the License Agreement. In the event a party to this Agreement asserts a claim, the party that asserts as a defense that the claim “should have been known as of the Termination Date” shall bear the burden of proof thereof by a preponderance of evidence.
[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

COOLSPRING STONE SUPPLY COMPANY, INC.

/s/ William R. Snoddy
William R. Snoddy, President

DMC GLOBAL INC. DBA NOBELCLAD

/s/ Chad H. Toth
Chad H. Toth, Director of Global Operations